Exhibit 10.9

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), dated as of [______], 2021, is between AEON Biopharma, Inc., a Delaware corporation (the “Company”), and Chris Carr, an individual (“Employee”), effective as of [______], 20211 (the “Amended Effective Date”).

WHEREAS, the Employee and the Company previously entered into that certain Executive Employment Agreement, by and between the Company and Employee, dated September 23, 2019 (the “Original Agreement”);

WHEREAS, the Company desires to continue to employ the Employee as the Chief Financial Officer of the Company, and to enter into an agreement embodying the terms of such employment;

WHEREAS, as of the Amended Effective Date, the Original Agreement shall terminate and be superseded by this Agreement; and

WHEREAS, the Employee desires to accept such continuation of employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	POSITION AND RESPONSIBILITIES

a.Position. Employee shall be employed by the Company to render services to the Company in the position of Chief Financial Officer of the Company. Employee shall report directly to the Chief Executive Officer (the “CEO”). Employee shall use his good faith efforts to perform such duties and responsibilities and shall have such authorities as are normally related to such position in accordance with the standards of the industry and any additional duties of an executive nature that the CEO now or hereafter assigns to Employee consistent with his position as the Company’s Chief Financial Officer. The principal place of Employee’s employment under this Agreement shall be at the Company’s current offices in Orange County, California or, to the extent permitted by the Company, from the Employee’s home or other remote location, except for travel to other locations as necessary to fulfill the Employee’s duties and responsibilities to the Company.

b.Other Activities. During his employment with the Company, Employee shall (i) devote substantially all of Employee’s business time and energy to the performance of Employee’s duties for the Company (other than Employee’s service on such boards of directors approved in advance by the Company’s Board of Directors (the “Board”), which approval will not be unreasonably withheld) and (ii) hold no other employment.

2.	COMPENSATION AND BENEFITS

a.Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Employee a salary at the rate of $400,000 per year (“Base Salary”). The Base Salary shall be paid at a bi-weekly rate in accordance with the Company’s regularly established payroll practice. Employee’s Base Salary shall be reviewed from time to time (not less frequently than annually) in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased, but not decreased in the sole discretion of the Board.

[1]	Note to Draft: The Agreement will be effective as of the closing of the IPO.

b.Annual Bonus. Employee shall be eligible to participate in the Company’s annual discretionary incentive plan, under which Employee shall be eligible to receive an annual incentive bonus, to the extent that a bonus is offered for that fiscal year, as determined by senior management and the Board in their discretion (the “Annual Bonus”), with a target bonus opportunity initially equal to 40% of the Base Salary in each full calendar year of employment based on 100% achievement of management business objectives for Employee and the Company as determined by senior management and the Board in their sole discretion and communicated to Employee on or before the 90th day of each year. The terms of any written Annual Bonus plan developed by the Board shall govern any Annual Bonus that may be paid. Any Annual Bonus shall be paid in all events within two and one-half months after the end of the year in which such Annual Bonus becomes earned, provided that no Annual Bonus shall be considered earned or payable unless, subject to Section 5(c), Employee has remained continuously employed through the payment date of the Annual Bonus.

c.Benefits. Employee shall be eligible to participate in the benefits made generally available by the Company to its other senior executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

d.Vacation. Employee’s vacation and other paid time off shall be governed by the Company’s usual policies applicable to senior management employees, it being understood that such policies will provide a level of annual vacation time for Employee that is consistent with his position and data for principal executive officers of similarly situated companies of the peer group companies referenced above.

e.Expenses. The Company shall reimburse Employee for reasonable business expenses incurred, and for any other approved expenses incurred, in the performance of Employee’s duties hereunder in accordance with the Company’s customary expense reimbursement guidelines.

f.Employment Policy. As an employee of the Company, Employee shall be subject to and abide by the Company’s policies, procedures, practices, rules and regulations as adopted or as amended from time to time in the Company’s sole discretion.

g.Indemnification. Employee shall be covered under a directors’ and officers’ liability insurance policy paid for by the Company both during and after (while there remains any potential liability to Employee) the termination of Employee’s employment to the extent that the Company maintains such a liability insurance policy now or in the future for its active officers and directors. In addition, concurrently herewith the Company and Employee are entering into an Indemnification Agreement.

3.	AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

a.At-Will Employment.  Employee’s employment under this Agreement shall continue indefinitely for no specific term.  Notwithstanding anything to the contrary in the forgoing, Employee’s employment hereunder is terminable at will by the Company or by Employee at any time (for any reason or for no reason).

b.Termination for Cause. The Company may terminate Employee’s employment under this Agreement for Cause or without Cause.  For purposes of this Agreement, “Cause” shall mean any of the following: (i) the commission of any act of fraud, embezzlement or willful dishonesty by Employee which adversely affects the business of the Company; (ii) any unauthorized use or disclosure by Employee of confidential information or trade secrets of the Company, including, without limitation, any material breach of the PIIA (as defined in Section 6); (iii) a material breach by Employee of any provision of this Agreement or any other agreement between Employee and the Company; (iv) the refusal or omission by Employee to perform any lawful duties properly required of his under this Agreement, provided that any such failure or refusal has been communicated to Employee in writing and Employee has been provided a reasonable opportunity to correct it, if correction is possible; (v) any act or omission by Employee involving malfeasance or gross negligence in the performance of Employee’s duties to, or material deviation from any of the policies or directives of, the Company, provided, however, that in the case of deviations from policies or directives, (A) the Company must give Employee notice of such deviations within thirty (30) days of the Company becoming aware of such an occurrence, (B) Employee must be given thirty (30) days to cure or correct the deviation, if curable, and (C) Employee may only be terminated if the deviation remains uncured after thirty (30) days, if curable, following written notice and upon the approval of the Board of Directors; (vi) conduct on the part of Employee which constitutes the breach of any statutory or common law duty of loyalty to the Company; or (vii) any illegal act by Employee which the Board determines adversely affects the business of the Company, or any felony committed by Employee, as evidenced by conviction thereof.

c.Termination for Disability.  The Company may also terminate Employee’s employment under this Agreement due to the Disability of Employee.  For purposes of this Agreement, “Disability” shall mean the Employee is disabled by any physical or mental condition that renders him unable to perform the essential functions of his position with or without reasonable accommodation as required by law for any period of ninety (90) consecutive days or an aggregate of one-hundred-twenty (120) days during any 12-month period.

d.Termination upon Death. Employee’s employment under this Agreement shall terminate automatically upon Employee’s death.

4.	TERMINATION BY EMPLOYEE

Employee may terminate his employment under this Agreement at any time upon written notice for any reason or no reason at all, with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following which is not corrected by the Company within thirty (30) days after the Company has received written notice from Employee referring to this Section 4 and specifying the circumstances purportedly constituting Good Reason and the correction sought (such notice to be given within thirty (30) days after the occurrence of such circumstance): (a) a material diminution in Employee’s title, duties, authorities, and responsibilities, unless a position with similar duties is offered; (b) a material reduction (10% or more) in Employee’s Base Salary or Annual Bonus opportunity, unless part of a Company-wide compensation reduction including similarly situated employees; (c) requiring Employee to relocate his principal place of business more than 30 miles outside of the Orange County, California; or (d) a material breach by the Company of any provision of this Agreement or any other agreement between the Company and Employee. Notwithstanding the foregoing, a termination of Employee’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than ninety (90) days following the initial existence of the condition claimed to constitute Good Reason.

5.	TERMINATION OBLIGATIONS

a.Termination of Employment. Employee’s right to compensation and benefits under this Agreement, if any, upon termination of employment shall be determined in accordance with this Section 5.

b.All Terminations of Employment. Upon any termination of employment, Employee shall be entitled to prompt and full payment of all earned but unpaid Base Salary, accrued but unused vacation, and any Annual Bonus that has become fully earned and payable under this Agreement for the year preceding the year in which the date of termination occurs, regardless of whether the payment date of the Annual Bonus for the preceding year is scheduled to occur after Employee’s termination date (collectively, the “Accrued Benefits”). Except as provided in Section 5(c), Employee’s rights following a termination of employment with respect to any benefits, incentives or awards provided to Employee pursuant to the terms of any plan, program or arrangement sponsored or maintained by the Company, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program or arrangement, and this Agreement shall have no effect upon such terms except as specifically provided herein. Employee’s rights following a termination of employment with respect to Company equity-based awards then-held by Employee shall be governed by the applicable award agreement. Company acknowledges that any rights Employee may have to indemnification for actions taken as an officer or director under the Company’s charter, other arrangements and its insurance policies shall not be forfeited or terminated with respect to any actions or omissions prior to any termination of employment.

c.Termination of Employment by Company without Cause or by Employee for Good Reason. If the Company terminates Employee’s employment under this Agreement for any reason other than (i) Cause, or (ii) as the result of death or Disability, or Employee terminates his employment under this Agreement for Good Reason, and Employee enters into a release as provided in Section 5(e) (a “Qualified Termination”), then in addition to the Accrued Benefits, Employee shall be entitled to the following, subject to Employee’s continued compliance with the PIIA and any restrictive covenants that may apply to Employee:

(i)a gross amount equal to six months of Employee’s then current Base Salary, minus appropriate withholding and payroll deductions; provided, however, that in the event the Qualified Termination occurs within two months prior to, on or within 12 months after a Change in Control (as such term is defined in the Company’s 2021 Incentive Award Plan), then the amount shall be 12 months of Employee’s then current Base Salary (in any event, the “Severance”).  The Severance shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices over the six-month period following the date of termination (or the 12-month period following the date of termination, if the Severance equals 12 months of Employee’s then current Base Salary); provided, however, that if the date of termination occurs on or within 12 months after a Change in Control that constitutes a “change in control event” for purposes of Section 409A (as defined below), the Severance shall be paid in a single lump sum within 60 days following the date of termination;

(ii)a gross amount equal to 100% of the targeted Annual Bonus that Employee could have earned for the calendar year in which the termination of his employment occurs minus appropriate withholding and payroll deductions, payable at the time the Company normally pays Annual Bonuses after the close of the fiscal year in which Employee’s employment terminates; and

(iii)subject to Employee’s valid election to continue healthcare coverage under Section 4980B of the Code (as defined below), the Company’s continued payment of the cost (to the same extent that the Company was doing so immediately before the termination date) for all group employee benefit coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to the same extent provided by the Company’s group plans immediately before the termination date during the COBRA Period (the “COBRA Benefits”); provided, however, if the Company determines, in its sole discretion, that it cannot pay for the COBRA Benefits without potentially incurring financial cost or penalties under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then the Company shall, in lieu thereof, pay Employee a taxable cash amount that it would otherwise have paid for the COBRA Benefits, in monthly installments over the same time period, which payment shall be made regardless of whether Employee elects health care continuation coverage. For purposes of this Agreement, “COBRA Period” shall mean the period beginning on the date of termination and ending on the six-month anniversary thereof; provided, however, that in the event the Qualified Termination occurs within two months prior to, on or within 12 months after a Change in Control, then the COBRA Period instead shall end on the 12-month anniversary thereof.

d.Other Terminations.  Upon termination of Employee’s employment by Company for Cause, or as a result of death or Disability, or by Employee for any reason other than Good Reason,

Employee shall be entitled only to the compensation and benefits provided in Section 5(b) and no severance compensation and benefits.

e.Release. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement upon a termination of employment beyond the Accrued Benefits (including any post-termination benefits or amounts under this Agreement) shall only be payable if Employee delivers to the Company and does not revoke a general release of claims in a form prescribed by the Company, provided such release does not purport to revoke any of the rights provided pursuant to this Agreement or rights to continued indemnification for actions taken as an officer or director prior to the termination of employment. Such release must be executed and delivered (and no longer subject to revocation, if applicable) within the time period prescribed by the Company following the termination of employment (in accordance with applicable law). Any payments of severance that would otherwise be made during the period before the release becomes effective (i.e., not more than 52 days after the date of termination of employment) shall instead be made on the first regular payroll date after the date the release becomes effective.

f.Resignation and Cooperation. Upon any termination of employment, Employee shall be deemed to have resigned from all offices and directorships then held with the Company, including any such positions with its subsidiaries. Following a termination of employment, Employee shall cooperate reasonably in the orderly transfer of his duties to other employees. Employee shall also reasonably (after taking into account Employee’s post-termination responsibilities and obligations) cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee’s employment by the Company.  Notwithstanding the foregoing, if Employee is required to provide testimony in any proceeding, Employee shall testify truthfully.

g.Continuing Obligations. Employee understands and agrees that Employee’s obligations under Sections 5, 6, and 7 herein (including the exhibits and schedules described therein) shall survive a termination of employment and the termination of this Agreement.

6.	INVENTIONS AND PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

Employee hereby acknowledges that he has previously entered into an Employee Proprietary Information and Inventions Agreement in the form attached hereto as Schedule A (the “PIIA”), which remains in effect in accordance with its terms.

7.	ARBITRATION

Employee hereby acknowledges that he has previously entered into the Company’s standard Agreement to Arbitrate in the form attached hereto as Schedule B, which remains in effect in accordance with its terms.

8.	COVENANTS

a.Nondisparagement.  Employee agrees that he shall refrain from making, directly or indirectly, either orally or in writing, any critical, disparaging, denigrating, or untrue statements about the Company or any affiliated and related entities, and their respective agents, officers, directors, shareholders, members, managers, employees, attorneys, insurers, subsidiaries, predecessors, successors and assigns, or the Company’s products, services or business.  This section shall not apply (i) if Employee is compelled to testify in a legal proceeding, including any legal proceeding between the parties to this Agreement, and (ii) in connection with Employee filing a charge with, participating in a proceeding before or otherwise communicating with the Equal Employment Opportunity Commission, California Department of Fair Employment and Housing, the National Labor Relations Board, the

Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission.

b.Nonsolicitation.  As further consideration for the Company entering into this Agreement, Employee agrees that during Employee’s employment and for a period of two (2) years following the date of his termination of employment, he will not (i) solicit, directly or indirectly, any employee currently employed by the Company to leave the employment of the Company or any contractor or consultant currently doing business with the Company to cease doing business with the Company, or (ii) use any trade secret of the Company or its subsidiaries or affiliates to induce or attempt to induce, or assist anyone else to induce or attempt to induce, any existing or prospective customers or suppliers of the Company to reduce or discontinue their business with the Company.

9.	ATTORNEYS’ FEES AND COSTS

In any dispute arising from or relating to this Agreement or Employee’s hiring, employment, compensation, benefits, or termination, the prevailing party shall be entitled to recover its attorneys’ fees and costs.

10.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Employee and by a duly authorized representative of the Company other than Employee. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

11.	ASSIGNMENT; BINDING EFFECT

a.Assignment. The performance of Employee is personal hereunder, and Employee agrees that Employee shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

b.Binding Effect. Subject to the foregoing restriction on assignment by Employee, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Employee.

12.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Employee shall be obligated to notify the Company in writing of any change in Employee’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

4040 MacArthur Blvd., Suite 260

Newport Beach, CA 92660

Attention: Legal

Employee’s Notice: to Employee at his address on file in the Company’s payroll records

13.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

14.	TAX MATTERS

a.Withholding. Any and all amounts payable under this Agreement or otherwise shall be subject to, and the Company and its affiliates may withhold from such amounts, any federal, state, local or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

b.Section 409A Compliance.

(i)The intent of the parties hereto is that payments and benefits under this Agreement be exempt from (to the extent possible) Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder, as amended (collectively, the “Code”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Section 409A.

(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (B) any right to reimbursement or in- kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)For purposes of Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be at the sole discretion of the Board.

(v)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(vi)Notwithstanding any other provision of this Agreement, to the extent required to avoid the imposition of tax, penalties or interest under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided under this Agreement that are delayed as a result of the foregoing shall instead be paid on the first day of the seventh month following the date of Employee’s separation from service (or Employee’s death, if earlier).

c.Section 280G.

(i)Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Employee under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Employee received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). Unless Employee shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Benefits by first reducing or eliminating amounts which are payable from any cash severance, then from any payment in respect of an equity award that is not covered by Treas. Reg. Section 1.280G-1 Q/A-24(b) or (c), then from any payment in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A-24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any notice given by Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Employee’s rights and entitlements to any benefits or compensation.

(ii)A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company and acceptable to Employee (the “Firm”) at the Company’s expense. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Employee within ten (10) business days of the date of termination of Employee’s employment, if applicable, or such other time as reasonably requested by the Company or Employee.

15.	EXCEPTIONS

Notwithstanding anything in this Agreement or the PIIA to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (a) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (b) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding and/or (c) receiving an award for information provided to any governmental agency.  Pursuant to 18 USC Section 1833(b), the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.  If the Employee is required to provide testimony, then unless otherwise directed or requested by a governmental agency or law enforcement, the Employee shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.

16.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

17.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

18.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Each party agrees that any and all of such party’s obligations under this Agreement, including any agreement contemplated hereby, shall survive a termination of employment.

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and the signature pages may be transmitted by pdf or electronic means, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

20.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

21.	ENTIRE AGREEMENT

As of the Amended Effective Date, this Agreement is intended to be the final, complete and exclusive statement of the terms of Employee’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the agreements referenced in Sections 2(g), 6 and 7 above). The Employee agrees that the Original Agreement shall be terminated and of no further force or effect from and after the Amended Effective Date.  In the event that the Employee’s employment with the Company is terminated prior to the Amended Effective Date, this Agreement (including, without limitation, the immediately preceding sentence) shall have no force or effect. To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Employee’s duties, position or compensation shall not affect the validity or scope of this Agreement.

22.	EMPLOYEE ACKNOWLEDGEMENT

EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EMPLOYEE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EMPLOYEE IS FULLY AWARE OF ITS LEGAL EFFECT AND THAT EMPLOYEE HAS ENTERED INTO IT FREELY BASED ON EMPLOYEE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

[The remainder of this page has intentionally been left blank. The signature page follows on the next page.]

By signing below, each of the parties hereto acknowledges and agrees to all of the terms of this Employment Agreement, effective as of the Amended Effective Date.

CHRIS CARR (“Employee”)

Sign Name:

AEON BIOPHARMA, INC., a Delaware Corporation (the “Company”)

Sign Name:

Print Name:	Marc Forth

Title:	Chief Executive Officer

[Signature Page to Chris Carr Employment Agreement]

SCHEDULE A TO EMPLOYMENT AGREEMENT

Employee Proprietary Information and Inventions Agreement

[TO BE INSERTED]

SCHEDULE B TO EMPLOYMENT AGREEMENT

Agreement to Arbitrate

[TO BE INSERTED]